EXHIBIT 10.112

ECD/SOUTHWALL

DEVELOPMENT & TECHNOLOGY AGREEMENT

DEVELOPMENT AND TECHNOLOGY

This “Agreement” is made this 11th of April, 1997 between Energy Conversion Devices, Inc., a Delaware corporation with a principal place of business at 1675 West Maple Road, Troy, Michigan 48084; (hereinafter referred to as “ECD”); and Southwall Technologies, a corporation, with a principal place of business at 1029 Corporation Way, Palo Alto, California 94303 (hereinafter referred to as “Southwall”) the parties agree;

WITNESSETH:

WHEREAS, ECD is presently engaged in the research, development and commercialization of proprietary technology relating to microwave plasma enhanced chemical vapor deposited (“MPECVD”) multilayered optical coatings and the manufacturer of products that incorporate such coating “MPECVD TECHNOLOGY” and owns intellectual property rights, including patents, patent applications Trade Secrets and know-how relating thereto;

WHEREAS, Southwall is presently engaged in the research, development and manufacture of sputtered multilayered coatings on substrates (the “Field”) and owns intellectual property rights, including patents and patent applications, trade secrets and know-how relating thereto; and

WHEREAS, Southwall desires to have ECD develop and possibly produce, using ECD’s MPECVD Technology, at least one layer of at least one type of multilayered coating (the “Product(s)”) and Southwall desires to obtain rights under ECD’s proprietary MPECVD Technology in the Field on an exclusive basis in the Territory for the Exclusivity Period (as hereafter defined);

Article 1.  GRANT OF LICENSE

1.1 ECD grants Southwall an exclusive (even to ECD) Royalty-bearing, Worldwide License, with the right to sub license, under ECD’s proprietary MPECVD Technology and Improvement Inventions to use the MPECVD Technology and Improvement Inventions and make, use and sell the Product(s) in the Field for the period of time covered by the Exclusivity Period (the “License”.) Southwall agrees to share equally any and all up-front licensing fees it receives from Southwall’s sublicenses of MPECVD Technology, if any.

1.2  Southwall grants ECD a non exclusive royalty free world wide license, with the right to sub-license, under improvements Southwall may make during the term of agreement to ECD’s proprietary MPECVD Technology (for ECD’s use outside of the “Field” which is exclusive to Southwall), including all patents and patent applications, to make, have made, use, sell or otherwise dispose of product(s).  If Southwall requires an expansion of Field applications, the parties will negotiate in good faith such expansion, giving due consideration to ECD’s current business plans and Southwall’s ability to exploit the expanded applications.

Article 2.  DEFINITIONS

2.1  Products

Products shall mean any and all product(s) incorporating one or more multilayered optical coatings in which at least one layer of a multilayer stack is deposited by ECD’s MPECVD Technology.

2.2  Demonstration Product The Demonstration Product shall meet the performance and process requirements to be achieved in the Development Program as set forth in Appendix A attached hereto, “The Demonstration Product and ECD’s PECVD Process”

2.3  Field

Product(s) produced forsale as coatings in display applications (CRT’s, Flat Panel Displays, Digitizers, Touchpanels, etc) and coatings for flexible substrate applied to automotive and building glass and decorative and reflector applications, and for non low emissivity coatings on automotive and building glass, decorative and reflector glass applications.

2.4  Territory

Territory shall mean the world.

2.5  Exclusivity

Exclusivity shall mean that ECD and any affiliates of ECD or sublicensees of ECD will not manufacture, market or sell the Product(s) nor license any third party to market or sell Products, in the Field in the Territory for the duration of the Exclusivity Period or any extension thereof.  Southwall is obligated to use it’s reasonable best efforts to commercialize the product(s).

2.6  Exclusivity Period

Exclusivity Period shall begin upon the effective date of this Agreement and extend for a two (2) calendar year period which begins from the date that Southwall commercially introduces the first Product(s) incorporating at least one MPECVD layer utilizing ECD’s MPECVD Technology, and any extension thereof.

2.7  Technology

Technology shall mean ECD’s MPECVD Technology and any and all know-how utilized by ECD for the manufacture of Products including without limitation all specifications, process parameters, designs, drawings and all other documents and trade secrets relating or pertaining thereto, in existence during the effective term of (i) this agreement or (ii) the long term license agreement contemplated by the parties hereto (the “Long Term License Agreement”) is in effect, whichever is longer.

2.8  Improvement Inventions

“Improvement Inventions” shall mean any and all improvements, enhancements, modifications, and additions to the Technology conceived pursuant to the joint development effort (the Development Program) during the term of this Agreement, specifically including (but not limited to) any patent applications and patents issuing therefrom.

2.9  Net Sales Price

The gross invoice price to third parties in armslength transactions in the ordinary course of business of Product(s) as packed for shipment less the following deductions:

a) Trade or quantity discounts as well as bonuses and incentive allowances and rebates granted to the customer, including the related advertising expenses and commissions.

b) Transportation, packing costs and insurance charges on shipments to customers.

c) Sales and use taxes paid by Southwall directly on such sale to the government.

d) Credits for product(s) returned by the customer.

Article 3.  JOINT DEVELOPMENT

3.1  Southwall and ECD shall jointly design and develop the manufacturing apparatus and processes during the Development Program which begins as soon as practicable following the execution of this Agreement.  The Development Program will continue unless terminated according to the terms of this Agreement, at least until first generation Product(s) produced in ECU’s machine are qualified by Southwall.  This Agreement shall extend at least until the contemplated Long Term Licensing Agreement is in effect, after which time ongoing development support may be required by Southwall, and at which time Southwall may wish to purchase a machine to manufacture Product(s) at its own facility, using the Technology.

If Southwall at its sole discretion, elects to purchase from ECD, ECD agrees to sell to Southwall, a full scale MPECVD production machine for placing a minimum of one or two layers of coating on a 1.2m wide roll of substrate.  Southwall and its licensees will purchase all future production machines using the technology from ECD, provided that ECD is competitive in total cost, performance, and delivery of any such machines.

3.2  At present ECD’s machine is capable of producing a uniform .2 meter wide coating on .3 meter wide substrate web.  During the development program ECD will refine and modify, at a cost not to exceed $20,000 its current MPECVD apparatus (which cost will be borne by Southwall) to produce the 0.27m SiO2 top layer in Southwall’s multilayered anti-reflective stack, on a 0.4 meter wide web of PET substrate material, to meet the SONY product specifications set forth in Exhibit A.

Concurrently therewith, ECD will, if requested by Southwall, design, deliver and help install, to the extent possible, MPECVD apparatus in Southwall’s existing lab sputtering machine LC1 for a price to be negotiated by ECD and Southwall.  If Southwall requires only consultation with ECD personnel in order to install the MPECVD apparatus inside the LC1 lab machine, this consultation will be rendered during the term of this Agreement at no additional cost beyond the monthly fees described in Paragraph 3.4.

Also if requested by Southwall, ECD will design, develop and make modifications to their existing .3 meter wide MPECVD machine to accommodate substrates of .54m width (two full “cuts”) for production purposes, at a cost not to exceed $200,000 and a delivery time of about 6 months (1 month down time)

3.3  Southwall and ECD shall jointly own the Improvements Technology created by the joint development efforts.  Improvement inventions and patents issuing therefrom shall be assigned jointly to Southwall and ECD with each party owning an undivided 50% interest thereto and shall be included within the subject matter of the license.  ECD will take the lead in filing of process patents evolving from the Improvements Technology.  Southwall will lead in filing of any product patents evolving from the Improvements Technology.

3.4  In consideration of the development activities set forth above, Southwall shall make payments to ECD pursuant to the following schedule:

$20K/month for the term of the Agreement.  This payment will cover both ECD routine hardware costs and development costs, starting from the Effective Date of this Agreement; in consideration of this payment ECD commits use of its machine to achieve the objectives of its development program contained in Appendix A, of up to eight hours a day, up to five days a week.  In addition, this fee shall cover any consulting required to assist Southwall in installing MPECVD hardware in LC1.

3.5  ECD warrants and represents that the list of patents and patent applications in Appendix C is a complete list of presently existing patents and patent applications relevant to the practice of the Technology for the manufacture, use and sale of Product(s).

Article 4.  LONG TERM AGREEMENT

4.1  At anytime during the term of this Agreement, Southwall shall have the option to enter into a Long Term License Agreement with ECD, upon the basic terms and conditions here stated and agreed to by both parties:

“Product’(s)”, “Net Sales Price”,”Technology”, “MPECVD Technology” “Improvement Inventions”,”Exclusivity”, “Territory”, and “Field” shall be defined as above.

Term: Five years, with Southwall having an option to renew for consecutive five year terms.

License Fee and Royalty:  2.25% of Net Sales Price directly attributable to MPECVD Technology for the first five years, 1.25% of Net Sales Price of Net Sales Price directly attributable to MPECVD Technology for all years thereafter.  Minimum royalty payment per year shall be negotiated in good faith by the parties prior to finalization of the Long Term License Agreement, but in no case will it be less than $250,000/year after production of qualified SONY product using MPECVD technology (See Appendix A) attains a Net Sales volume of $500,000/month (using Net Sales Price/unit x sales volume in units) for three consecutive months.

Up Front Fee:  The $20K/month payments are considered to be in lieu of all up front licensing fees.  If the program is terminated prior to one year from the date hereby, Southwall shall owe the differential to ECD, should Southwall elect to maintain Exclusivity.

Article 5.  PROPRIETARY INFORMATION

5.1  All technical, manufacturing, maintenance, installation, marketing or other information of either ECD or Southwall which are marked proprietary or confidential and made available by one party to the other party pursuant to this Agreement shall be held in confidence by the receiving party and shall be neither disclosed by the receiving party to third parties, nor used by the receiving party except in accordance with and in furtherance of this Agreement or the Long Term License Agreement.  Notwithstanding the foregoing, neither ECD nor Southwall shall have any obligation hereunder with respect to any information of the other party which:

(a) was of written record existing in its own files prior to its first receipt hereunder from such other party;

(b) at any time becomes a matter of general public knowledge or is published publicly without any fault on the part of the recipient;

(c) is at any time lawfully received by it from a third parry under circumstances permitting its disclosure to others.

5.2  Each party shall take the same action and utilize the same precautions in preventing unauthorized disclosure of the other party’s proprietary or confidential information as its uses with regard to its own proprietary or confidential information and in no circumstances less than reasonable care.

5.3  In the event of termination of this Agreement for any reason, both parties, upon request of the other party, shall return to the other party or destroy and certify the destruction of all confidential or proprietary information and reproductions thereof to the other party.

5.4  The obligation of either party not to use or disclose the confidential or proprietary information of the other party shall end five (5) years after the date of the first receipt of the said confidential or proprietary information/or two (2) years after the termination or expiration of the Agreement, which ever occurs first.

Article 6.  TERM AND TERMINATION

6.1  This Agreement shall become effective as of the date on which the last signature is affixed (“Effective Date”) and shall remain in effect unless earlier terminated pursuant to any other provisions of this Agreement.

6.2.1  If either party, at any time, breaches any provisions of this Agreement (other than a Material Breach), the other party shall give written notice of such breach.  Failure to give written notice does not waive the breach but only abates the cure period.

If the defaulting party fails to cure any such non–Material Breach within thirty (30) days after receipt of such written notice of breach, the other party may in its own discretion terminate this Agreement forthwith by giving further written notice to that effect.

6.2.2  This Agreement may be terminated forthwith by either party hereto by giving the other party a written notice of termination:

(a) if the other party is adjudged to be bankrupt or insolvent;

(b) if the other party filed a voluntary petition in bankruptcy or insolvency, or for the appointment of a receiver with respect to all of the property of the other party.

(c) if the other party filed petition or answer seeking to reorganize or readjust under any law relating to insolvency or bankruptcy;

(d) if the other party executed an assignment for the benefit of its creditors generally; or

(e) if the other party instituted any proceeding for liquidation or winding up of its business other than for purposes of reorganization, consolidation or merger; (collectively “Material Breach”); or

(f) if a Material Breach occurs which is not remedied within thirty (30) calendar days of the date such Material Breach occurs; however, the non-breaching party is not required to give the breaching party notice of such Material Breach at the time of occurrence.  Delay in recognizing a Material Breach shall not be considered a waiver of the breach.

6.2.3  Southwall may terminate this Agreement at any time and upon such event neither party shall have any liability to the other except pursuant to section 6.2.4.

6.2.4  Upon any termination of this Agreement, all rights, duties and obligations of the parties hereunder shall terminate forthwith except as otherwise specifically provided in this Agreement and also except for:

(a) the obligations of either party to pay to the other any amounts due and remaining unpaid on the effective date of such termination; and

(b) any right or cause of action which occurred prior to the effective date of such termination.

6.2.5  ECD may terminate this Agreement if Southwall fails to use its reasonable best efforts to commercialize the Product(s) ECD may terminate Southwall rights to a particular Product(s) for failure by Southwall to use its reasonable best efforts to commercialize this Product(s).

Article 7.  FORCE MAJEURE

7.1  Neither ECD nor Southwall shall be liable for any failure to perform or delay in the performance of its obligations hereunder caused by circumstances beyond its control including, but not limited to, acts of God, acts of Government or any agency thereof, strikes, transportation, embargoes, acts of public enemies, declared war, rebellion, sabotage, epidemic or quarantine restrictions, fire, storm, flood, earthquake, hurricane or tornado.

Article 8.  ASSIGNMENT

8.1 This Agreement may not be assigned by ECD or Southwall, except as provided herein, without the prior written consent of the other party, which consent shall not be reasonably withheld,1 except to a successor in interest to all or substantially all of its business to which this Agreement relates, and any attempted assignment made without such consent shall be null and void.

Article 9.  GOVERNING LAW

9.1  The interpretation, construction and effect of this Agreement shall be governed in all respects by the laws of the State of California.  Jurisdiction of disputes, where applicable, shall be vested in the state and federal courts of California

Article 10.  NOTICES AND REQUESTS

10.1  All notices, authorizations, and requests in connection with this Agreement shall be deemed given on the day they are deposited in the U.S. mails, postage prepaid, certified or registered, return receipt requested, and addressed as follows:

For Southwall:

Southwall Technologies 1029 Corporation Way, Palo Alto, California 94303
Attention: Martin M. Schwartz

For ECD:

Energy Conversion Devices, Inc.
1675 W. Maple Road
Troy, Michigan 48084
Attention: Stanford R. Ovshinsky

Article 11. MISCELLANEOUS

11.1  If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect.

11.2  The Section headings used in this Agreement and the attached Exhibits are intended for convenience only and shall not be deemed to supersede or modify any provision.

11.3  Neither this Agreement, nor any terms and conditions contained herein, shall be construed as creating a partnership, joint venture or agency relationship or as granting a franchise.

Article 12. COMPLETE AGREEMENT

12.1  This Agreement, together with its appendices, represents the entire Agreement between the parties and supersedes all prior contemporaneous agreements or representations, whether oral or written, relating to the subject matter hereof and no course of prior dealings between the parties and no usage of the trade shall be relevant to supplement or explain any term in this Agreement.  This Agreement shall not be modified except by written amendments signed by both parties.

Article 13.  SURVIVING PROVISIONS

Articles 2, 3.3, 5, 6.2.3, 6.2.4, 9, 10 and 13 shall survive the expiration or termination of this agreement

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives on the day and year first above written.

SOUTHWALL TECHNOLOGIES	ENERGY CONVERSION DEVICES, INC.

By:	By:

Its:	Its:

Date:	Date:

Southwall Confidential

APPENDIX A. THE DEMONSTRATION PRODUCT AND ECD’s PECVD PROCESS.

Woodard and Shimshock

April 9, 1997

I. INTRODUCTION

This specification describes Southwall’s expectations for the performance of a specific product (i.e. the demonstration product) and the PECVD process which ECD will use to deposit one layer in that product.  The demonstration product is an antireflection coating on a polymeric substrate (7 mil PET) which is currently manufactured by Southwall and sold to Sony for application to CRT monitors.  In the demonstration product, ECD’s PECVD technology is used to deposit approximately 85 nm of optical quality SiO2 as one of the layers of an optical stack containing other vacuum coated and wet coated layers.  The “other” layers are Southwall’s responsibility.  It is the intent of this specification to outline the requirements if one is to produce an AR coating with a PECVD SiO2 layer which completely meets Sony’s expectations.  It is the further intent of the document to identify process requirements which must be met in order to insure that PECVD is a coating technology which Southwall Technologies should adopt.

At the completion of the program, ECD will provide to Southwall a written document summarizing the work done during the development program.  In addition, a program review will conducted in which both Southwall and ECD technical staff summarize the results of their work.

ECD personal may visit Southwall at mutually agreed upon times to observe and or participate in the measurement of various samples.  Similarly, Southwall employs may participate in PECVD development work done at ECD in support of this program.

II. SAMPLE SPECIFICATIONS

The specifications are stated below as discrete items.  Furthermore in some cases, to simplify verification of certain aspects of the PECVD SiO2 process or material, a demonstration prototype is called for which does not contain all the elements of the complete demonstration product.  However, it is intended that all of the product and process specifications should be attainable simultaneously when producing the demonstration product.

Southwall Confidential

Southwall will provide in a timely manner the testing (i.e. optical, electrical, mechanical, etc.) necessary to help ECD meet the objectives of this program.

1              Specifications for the PECVD SiO2 layer deposited at a thickness of ca. 100 nm onto bare low–haze PET such as 2 mil ICI 453.

1.1           The PECVD SiO2 layer should have a real refractive index between 1.44 and 1.48.

1.2           The coated substrate should have a visible absorption less than 0.5% while the absorption at a wavelength of 400 nm should be less than 1%.

1.3           On the ECD experimental machine, the PECVD process should provide +/-2% cross web uniformity in optical thickness (i.e. physical thickness* refractive index).  In a demonstration run, this cross-web uniformity should be obtained continuously for at least 500 meters of 2 mil substrate.  This cross web uniformity should be obtained over the full web length for at least a 270 mm wide section of the substrate where the incoming substrate width will be 13.5 inches (343 mm).  This uniformity should be demonstrated with the PECVD hardware configured in a mode suitable for coating conductive substrate with a sheet resistivity less than 200 ohms/square.

1.4           On the ECD experimental machine, the PECVD process will deposit a 100 nm thick SiO2 at a line speed of 50 mm/sec.  This will be demonstrated at the same time as the uniformity demonstration given above in 1.3.  In addition to the process details given in 1.3 above, these rates will be attained with a single microwave applicator with no more than 24 inches of the web exposed to the plasma.  There will be no evidence of thermal distortion of the 2 mil PET substrate.

2.             Specifications for the Complete Demonstration Product

The components of the demonstration product are as follows:

PET (6-7mil)

Hardcoat

primer

20 nm ITO

20 nm SiO2

105 nm ITO

85 nm SiO2 - Deposited by ECD

Antismudge

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2.1           Reflection: The average reflection of the coated surface between 450 and 650 nm will be less than 0.75% with no reflection measurement in that wavelength range exceeding 2.0%.

2.2           Adhesion: The coating will show no evidence of deterioration when subjected to a cross–hatch peel test with Scotch brand #610 cellulose tape.  This test is done without the antismudge layer applied.

2.3           Pencil Hardness: The coating shall show no signs of deterioration after being subjected to a 3H pencil inclined at 45 degrees loaded with a 1000 g mass.

2.4           Mechanic Pencil Tip Hardness: The coating shall show no signs of deterioration after being subjected to a mechanical pencil tip inclined at 45 degrees and loaded with a 150 gram mass.  This test is done after the antismudge layer is applied.

2.5           Humidity Test: After being laminated to glass and scored, the product shall show no evidence of deterioration following a 48 hour exposure to a relative humidity of 98% at 50 degrees centigrade.

2.6           Acetone Rub Test: The product shall show no signs of deterioration after 50 strokes with an acetone saturated towel loaded at 2224 grams/sq cm.

2.7           Electrical Properties: The product will have and average cross web sheet resistivity of 250 ohms/square with no value exceeding 320 ohms/square.

2.8           Physical Defects: The product will be essentially free of physical defects.  If defects are visible to the naked eye after lamination to a CRT tube then they are unacceptable.  For example no spot defects with a diameter greater than 0.6 mm are allowed.

2.9           Heat Distortion: The product must not be distorted (i.e. made non planar) during the PECVD process.

2.10         Cross web Uniformity: All specifications of the demonstration product are expected to be obtained over most of the 200 meter web length for at least a 270 mm wide section of the substrate.  Acceptable yield losses are described below in section 3.

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III. PROCESS SPECIFICATIONS

To meet the objectives of this work, Southwall will not be expected to provide more than 40 rolls of 200 meter long sputter coated substrate.  This includes the 30 rolls to be coated to demonstrate process robustness (section 3.2).

3              Process Demonstration Requirements

3.1           The demonstration product will be of suitable quality to achieve qualification by Sony.  Namely, it will meet the specifications given in section 2.

The demonstration product will be made using 13.5 inch wide sputter coated substrate from Southwall coaters LC1 or LC2.  It will be verified that the Southwall coated substrate supplied by Southwall will pass all Sony qualification test if the top SiO2 layer is also sputtered coated by Southwall.  The coated substrate will be supplied on 6” cores in 200 meter lengths at a thickness of 6 or 7 mils with 2 mil thick ICI 453 attached as leaders and tails.

Southwall will be responsible for supplying ECD an “in situ” optical monitor and the know–how required to tune–in and control downweb the thickness of the PECVD SiO2 layer.

3.2           After the demonstration product has been qualified, ECD will manufacture 30 rolls of demonstration product.  During this period, there will be no more than a 20% yield loss due to the PECVD operation at ECD.  This yield is based on linear footage (i.e. does not include trim losses) and does not include leader or tails.  Roll maps will be provided Southwall for each coated roll.  The maps will be updated by ECD to identify the location of “in-spec” material.

During the 30 roll process demonstration the average line speed for the PECVD coating process will be at least 50 mm/sec.

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